Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Post-Effective Amendment No. 3 to the Registration Statement (Form S-8, No. 33-10937),
2)	Registration Statement (Form S-8, No. 333-91067),
3)	Registration Statement (Form S-8, No. 333-114854), and
4)	Registration Statement (Form S-8, No. 333-159552),

pertaining to the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2011, of our report dated May 31, 2016, with respect to the financial statements and supplemental schedule of the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2011 included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ ERNST & YOUNG LLP
Dallas, Texas
May 31, 2016